Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between FreeStar Technology Corporation having an address at Neil Road, STE 430, Reno, Nevada 89502, United States of America (the “Employer”), and Ciaran Egan, an individual (the “Executive”).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” - This employment agreement.

“Board of Directors” - The board of directors of the Employer.

“Confidential Information” - Any and all:

(a) Trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, including but not limited to technology associated with off shore banking), and any other information, however documented, that is a trade secret within the meaning of applicable state or federal trade secret law; and

(b) Information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and

(c) Notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” - As defined in Section 5.2.

“Effective Date” - The date first appearing below.

“Employment Period” - The term of the Executive's employment under this Agreement.

“Fiscal Year” - The Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

“For Good Reason” - As defined in Section 5.3

“Person” - Any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust association, organization, or governmental body.

“With Cause” - As defined in Section 5.4.

“Without Cause” - As defined in Section 5.5.

2. EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2 TERM

Subject to the provisions of Section 5, the term of the Executive's employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

2.3 DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors and will serve as a Director and Chief Financial Officer of the Employer. The Executive will devote the time, attention, skill, and energy necessary to accomplish the Executive's duties under this Section 2.3, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities that are not inconsistent with the Executive's duties under this Agreement.

3. COMPENSATION

(A) SALARY. The Executive will initially be paid an annual salary of €300,000 which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The annual salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted in the sole discretion of the Board of Directors, but in no event will the salary be less than €25,000 per month.

(B) BONUS. The Executive will participate in an executive bonus plan (the “Executive Bonus Plan”) whereby the Executive will be eligible for an annual bonus payable in (i) unregistered shares of the Company’s common stock, and S-8 shares of the Company’s common stock (ii) an option or options to purchase S-8 shares of the Company’s common Stock. Such options will be convertible in a “cash-free” conversion by the Executive, whereby the conversion price of the stock, upon exercise, will be deemed additional compensation to the Executive and will not require the Executive to remit cash to the Company. Specific terms and trigger events of the Executive Bonus Plan will be determined annually, prior to the end of the applicable fiscal year, by the Board of Directors and also maybe adjusted at any time in the sole discretion of the Board of Directors; provided, that, once an Executive Bonus Plan is approved, the Board may not reduce the compensation payable or increase the targets, if any, under such plan for the then-current fiscal year without the written consent of Executive.

(C) BENEFITS. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans.

4. EXPENSES

4.1 GENERAL

The Employer will pay the Executive's dues in such professional societies and organizations as the Board of Directors deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses.

4.2 AUTOMOBILE

The Employer will also pay the Executive's automobile allowance of €1,500, to include lease and tax payments, maintenance and repair, insurance premiums, and fuel charges, but in no event shall the automobile allowance be less than €1,500 per month.

5. TERMINATION

5.1 EVENTS OF TERMINATION

The Employment Period, the Executive's compensation and any and all other rights of the Executive under this Agreement, with the exception of the severance and/or other rights of Executive under Section 5.6 of this Agreement, will terminate (except as otherwise provided in this Section 5):

(a) Upon the death of the Executive;

(b) Upon the Disability of the Executive (as defined in Section 5.2) immediately upon notice from either party to the other;

(c) Upon termination of this Agreement by Executive, For Good Reason (as defined in Section 5.3) upon not less than thirty days' prior notice from the Executive to the Employer;

(d) Upon termination of this Agreement by the Company With Cause (as defined in Section 5.4); or

(e) Upon termination of this Agreement by the Company Without Cause (as defined in Section 5.5)

5.2 DEFINITION OF DISABILITY

For purposes of Section 5.1, the Executive will be deemed to have a “Disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 5.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 5.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 5.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.2.

5.3 DEFINITION OF “FOR GOOD REASON”

For purposes of Section 5.1, the phrase “For Good Reason” means any of the following: (a) The Employer's material breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; or (c) the requirement by the employer that the Executive be based anywhere other than in Dublin, Ireland or Santo Domingo, Dominican Republic.

5.4 DEFINITION OF “WITH CAUSE”

For the purposes of Section 5.1, the phrase “With Cause” means any of the following (a) Executive is convicted of, pleads guilty to or confesses to any felony, any act of fraud, misappropriation or embezzelement; (b) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Employer, which breach is not cured within thirty (30) days after written notice to the Executive from the Employer; or (c) Executive materially breaches any term of this Agreement which breach is not cured within thirty(30) days after written notice to the Executive from the Company.

5.5 DEFINITION OF “WITHOUT CAUSE”

For the purposes of Section 5.1, the phrase “Without Cause” means that Executive’s employment is terminated by the Company for any reason other than With Cause.

5.6 TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.6, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 5.6, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

If any Bonus Plan Compensation is due to Executive under this Section 5.6, then, in cases where the Executive Bonus Plan is dependent upon the Company’s fiscal year end financials, the Company shall pay the Executive Bonus Plan compensation within 90 days of the end of the fiscal year, after such amounts have been determined.

(A) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive terminates this Agreement For Good Reason, the Employer will pay the Executive (i) a lump sum payment equivalent to a year’s annual salary and (ii) that portion of the Executive’s entitlement under the Executive's Bonus Plan as set out in Section 3(B) for the Fiscal Year in which the termination “For Good Reason” occurs.

(B) TERMINATION UPON DISABILITY. If this Agreement is terminated by either party as a result of the Executive's Disability, the Employer will pay the Executive a lump sum payment equivalent to one year’s annual salary of the Executive and his entitlements under the Executive Bonus Plan, for the Fiscal Year during which the Disability occurs.

(C) TERMINATION UPON DEATH. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive a lump sum payment equivalent to one year’s annual salary and his entitlements under the Executive Bonus Plan, for the Fiscal Year during which his death occurs.

(D) TERMINATION WITHOUT CAUSE. If the Company terminates this Agreement Without Cause, the Employer will pay the Executive (i) a lump sum payment equivalent to a year’s annual salary and (ii) that portion of the Executive’s entitlement under the Executive's Bonus Plan as set out in Section 3(B) for the Fiscal Year in which the termination Without Cause occurs.

(E) Termination With Cause. If the Company terminates the Executive’s employment With Cause (or the Executive voluntarily terminates his employment other than For Good Reason), then the Company shall pay Executive all accrued salary through the date of such termination.

(F) BENEFITS. In all cases, in addition to the amounts set forth above, the Executive will receive, as part of his termination pay pursuant to this Section 5, (i) any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement and (ii) any expense reimbursements owed to Executive under the provisions hereof or the Company’s expense reimbursement policies, and (iii) any unpaid automobile allowance for the month that the termination occurs.

6. CONFIDENTIALITY AND NON-DISCLOSURE; TRADE SECRETS

6.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee inventions.

6.2 CONFIDENTIALITY; TRADE SECRETS

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable state and federal trade secret law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

6.3 DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7 MISCELLANEOUS

7.1 AUTHORITY; APPROVAL BY BOARD OF DIRECTORS

This Agreement has been duly authorized and approved by the Company’s Board of Directors. The undersigned person executing this Agreement on behalf of the Company has been duly authorized by the Company to execute and deliver this Agreement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, including all compensation due hereunder including the Executive Bonus Plan. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. This Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

7.2 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.3 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

7.4 ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents executed in connection herewith contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.5 GOVERNING LAW

This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of law principles.

7.6 JURISDICTION

This Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Nevada without giving effect to its conflicts of law provisions. The Parties each expressly agree to the appropriateness of and consent to the venue and jurisdiction of the State of California in the County of Orange and all state and federal courts having geographical jurisdiction for such County as the exclusive forum for the purposes of any action to enforce or interpret this Agreement.

7.7 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.8 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Time is of the essence in this Agreement and every provision hereof.

EMPLOYER
FREESTAR TECHNOLOGY CORPORATION

_____________________________                       Dated:__________________________
Name:____________________________
Title:_____________________________

EXECUTIVE
CIARAN EGAN

_____________________________                      Dated:__________________________
Ciaran Egan